EXHIBIT 10

                    AMENDED AND RESTATED

                     TAX SHARING AGREEMENT

                         BY AND AMONG

                      FORD MOTOR COMPANY

                      AND ITS AFFILIATES

                             AND

             ASSOCIATES FIRST CAPITAL CORPORATION

                       AND ITS AFFILIATES

                                      Dated February 19, 1998

           AMENDED AND RESTATED TAX SHARING AGREEMENT

         THIS AMENDED AND RESTATED TAX SHARING AGREEMENT (this "Agreement") dated as of February 19, 1998, by and among Ford Motor Company ("Ford"), a Delaware corporation and each Ford Affiliate (as defined below), and Associates First Capital Corporation ("Associates"), a Delaware corporation and currently an indirect, controlled subsidiary of Ford, and each Associates Affiliate (as defined below) is entered into in connection with the Spinoff (as defined below).

                            RECITALS

         WHEREAS, the Ford Board of Directors has determined that it is appropriate and desirable to distribute, subject to certain conditions, to its common shareholders all of Ford's interest in Associates' common stock on the Spinoff Date, as defined below (the "Public Distribution"); and

         WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for Ford FSG, Inc. ("FFSG"), a Delaware corporation and currently the direct parent of Associates, to make a non pro rata distribution of all of its interest in Associates' common stock to Ford in exchange for a portion of the FFSG stock held by Ford having an equivalent value (the "Internal Distribution"); and

         WHEREAS, the Public Distribution and the Internal
 Distribution are intended to qualify as tax free distributions under
 Section 355 of the Internal Revenue Code of 1986, as amended (the
 "Code"); and

         WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of Tax (as defined below) and other related liabilities and adjustments with respect to Taxes, Tax contests and other related Tax matters; and

         WHEREAS, to that end, the parties to this Agreement wish to amend and restate the Tax Sharing Agreement, dated May 6, 1996, between Ford and Associates and their practices with respect to Tax matters prior to January 1, 1996.


                           AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
 Section 1.   Definitions

              "After Tax Amount" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

              "Associates Affiliate" means any corporation or other entity directly or indirectly controlled by Associates.

              "Associates Group" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Associates would be the common parent if it were not a subsidiary of Ford, and any corporation or other entity which may be, may have been or may become a member of such group from time to time.

              "Associates Group Combined Tax Liability" means, with respect to any taxable period, the Associates Group's liability for
Non-Federal Combined Taxes as determined under Section 3.4 of this Agreement.

              "Associates Group Federal Income Tax Liability" means, with respect to any taxable period, the Associates Group's liability for Federal Income Taxes as determined under Section 3.3 of this Agreement.

              "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial.

              "Carryback Period" has the meaning set forth in Section 5.2 of this Agreement.

              "Combined Group" means a group of corporations or other entities that files a Combined Return.

              "Combined Return" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Associates or one or more Associates Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Ford or one or more Ford Affiliates.

              "Consolidated Group" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a Consolidated Return.

              "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Associates or one or more Associates Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Ford or one or more Ford Affiliates.

              "Consolidated Return Year" means any taxable year for which a Consolidated Return is filed.

              "Creditable Foreign Tax" means any foreign Tax paid, accrued or deemed paid by members of the Associates Group that could be allowable as a credit under Section 901 of the Code.

              "Determination" has the meaning set forth in Section 8.5(a) of this Agreement.

              "Disputed Item" has the meaning set forth in Section 8.1(a) of this Agreement.

              "Estimated Tax Installment Date" means the installments due dates prescribed in Section 6655 of the Code (presently April 15, June 15, September 15 and December 15).

              "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based United States federal Tax which is hereinafter imposed upon corporations.

              "Federal Tax" means any Tax imposed or required to be withheld by any Tax Authority of the United States.

              "Final Determination" means any of (a) the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset), or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any Tax Item disallowed or adjusted by a Tax Authority provided that Ford determines that no action should be taken to recoup such payment.

              "Final Notice of Disagreement" has the meaning set forth in
 Section 8.3(a) of this Agreement.

              "Ford Affiliate" means any corporation or other entity directly or indirectly controlled by Ford, but excluding Associates or any Associates Affiliate.

              "Ford Group" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Ford is the common parent, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Associates Group.

              "Foreign Tax Amount" has the meaning set forth in Section 3.5(a) of this Agreement.

              "Income Taxes" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including any capital gains Tax, minimum Tax and any Tax on items of Tax preference and the Michigan Single Business Tax, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any U.S. state or local franchise Tax.

              "Indemnifying Party" has the meaning set forth in Section 8.1(a) of this Agreement.

              "Indemnified Party" has the meaning set forth in Section 8.1(b) of this Agreement.

              "Independent Third Party" means a nationally recognized tax attorney that is a member of a nationally recognized law firm which firm is independent of both parties.

              "Initial Notice of Disagreement" has the meaning set forth in Section 8.1(b) of this Agreement.

              "Initial Private Letter Ruling" means the private letter ruling issued to Ford in response to the request filed with the Service on October 24, 1997.

              "Interest Accrual Period" has the meaning set forth in
 Section 6.4 of this Agreement.

              "Non-Federal Combined Tax" means any Non-Federal Tax with respect to which a Combined Return is filed.

              "Non-Federal Separate Tax" means any Non-Federal Tax other than a Non-Federal Combined Tax.

              "Non-Federal Tax"  means any Tax other than a Federal Tax.

              "Payment Period" has the meaning set forth in Section 6.4 of this Agreement.

              "Post-Spinoff Period" means a taxable period beginning after the Spinoff Date.

              "Pre-Spinoff Period" means a taxable period beginning on or before the Spinoff Date.

              "Privilege" means any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

              "Pro Forma Associates Group Combined Return" means a pro forma Non-Federal Combined Tax return or other schedule prepared pursuant to Section 3.4(b) of this Agreement.

              "Pro Forma Associates Group Consolidated Return" means a pro forma consolidated Federal Income Tax return or other schedule prepared pursuant to Section 3.3 of this Agreement.

              "Redetermination Amount" means, with respect to any Tax for any taxable period, the amount determined under Section 4.8 of this Agreement.

              "Restructuring Tax" means any Tax imposed upon Ford or a Ford Affiliate and reasonable professional fees that are attributable to, or result from, the failure of the Spinoff to qualify under Section 355 of the Code (including any Tax attributable to the application of Section 355(e) or Section 355(f) of the Code to the Spinoff) or corresponding provisions of the laws of other jurisdictions. Each Tax referred to in the preceding sentence shall be determined using the highest marginal corporate Tax rate for the relevant taxable period (or any portion thereof). For the avoidance of doubt, Restructuring Tax does not include an amount described in this paragraph that is imposed upon a shareholder of Ford in its capacity as a shareholder of Ford.

              "Ruling Documents" means (a) the request for a ruling under
 Section 355 and various other sections of the Code, filed with the Service on October 24, 1997, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Ford, its subsidiaries and shareholders to the Service, the appendices and exhibits thereto, and any rulings issued by the Service to Ford (or any Ford Affiliate) in connection with the Spinoff or (b) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spinoff.

              "Separate Return" means any Tax Return with respect to Non-Federal Separate Taxes filed by Ford, Associates, or any of their respective affiliates.

              "Service" means the Internal Revenue Service.

              "Spinoff" means the Internal Distribution and/or the Public Distribution.

              "Spinoff Date" means the close of business on the date on which the Public Distribution is effected.

              "Straddle Period" means a Pre-Spinoff Period ending after the Spinoff Date.

              "Supplemental Ruling" means (a) any ruling issued by the Service in connection with the Spinoff other than the Initial Private Letter Ruling or (b) any similar ruling issued by any other Tax Authority after the Spinoff Date addressing the application of a provision of the laws of another jurisdiction to the Internal Distribution or the Public Distribution.

              "Supplemental Ruling Documents" has the meaning set forth in
 Section 5.1(d) of this Agreement.

              "Tax" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

              "Tax Asset" means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax.

              "Tax Authority" means governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

              "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

              "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

 Section 2.   Preparation and Filing of Tax Returns

              2.1 In General. (a) Ford shall have the sole and exclusive responsibility for the preparation and filing of the following Tax Returns for any Pre-Spinoff Period: (1) all Consolidated Returns and (2) all Combined Returns.

                   (b) Except as provided in Section 2.1(a) of this Agreement, Associates shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns for Associates and any Associates Affiliate (or which relate to their businesses, assets or activities) which are required to be filed for any Pre-Spinoff Period and any Post-Spinoff Period.

              2.2 Manner of Filing Tax Returns. (a) All Tax Returns filed after the date of this Agreement by Ford, any Ford Affiliate, Associates or any Associates Affiliate shall be (1) prepared in a manner that is consistent with (I) the Ruling Documents and (ii) Sections 5.3 and 5.6 of this Agreement, and (2) filed on a timely basis (including extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

                   (b)  Ford and Associates, for itself and the
 Associates Affiliates, agree to file all Tax Returns for any Pre-Spinoff Period, and to take all other actions in a manner consistent with the position that Associates and the Associates Affiliates are part of any Consolidated Group and any Combined Group for all days through and including the Spinoff Date.

                      Except as otherwise provided in this Section 2.2, Ford shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.1(a) of this Agreement to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Ford, any Ford Affiliate, Associates, and Associates Affiliate in such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer. Nothing in this Section 2.2 shall limit the rights of Associates under Section
 7.6 of this Agreement.

                   (d) In the event that a Tax Item is includable in a Tax Return described in Section 2.1(a) of this Agreement and also in a Tax Return described in Section 2.1(b) of this Agreement that is filed after the date of this Agreement, Associates or the Associates Affiliate preparing, or causing the preparation of, such Tax Return under Section 2.1(b) of this Agreement shall conform the treatment of such Tax Item in such Tax Return described in Section 2.1(b) of this Agreement to the treatment of such Tax Item in the applicable Tax Return described in
 Section 2.1(a) of this Agreement.

                   (e) Any Tax Return described in (1) Section 2.1(a) of this Agreement (but only with respect to Tax Items of Associates or an Associates Affiliate) or (2) Section 2.1(b) of this Agreement, in either case which Tax Return is filed after the date of this Agreement, shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed Tax Returns involving similar matters. The preceding sentence shall not apply (1) to the extent otherwise required by Section 2.2(a)(1) of this Agreement or (2) if (I) Associates obtains Ford's prior written consent (which consent shall not be unreasonably withheld), (ii) there has been a controlling change in law or circumstances, or (iii) the failure to be consistent will not result in an increased Tax liability to, or reduction in a Tax Asset of, Ford or any Ford Affiliate with respect to a Pre-Spinoff Period, not fully compensated by Associates. For purposes of this Section 2.2(e), a controlling change in law or circumstances includes, with respect to Post-Spinoff Periods (but not Pre-Spinoff Periods), permission to change a method of accounting granted by the relevant Tax Authority.

                   (f) (1) Ford shall provide Associates a draft copy of the portion of the Consolidated Return for the Consolidated Return Year ending on December 31, 1997 and on December 31, 1998 to the extent that it relates to Associates or any Associates Affiliate, together with all related Tax accounting work papers, not later than ten (10) days before the date Ford intends to file such Consolidated Return with the Service.

                        (2) Beginning on May 1, 1998, Ford shall make available to Associates a draft schedule for each member of the Associates Group reflecting the computation of such member's taxable income that will be used in preparing the Consolidated Return for the Consolidated Return Year ending on December 31, 1997, together with all related Tax accounting work papers, as soon as practicable after each such draft schedule is prepared. Beginning on May 1, 1999, Ford shall make available to Associates a draft schedule for each member of the Associates Group reflecting the computation of such member's taxable income that will be used in preparing the Consolidated Return for the Consolidated Return Year ending on December 31, 1998, together with all related Tax accounting work papers, as soon as practicable after each such draft schedule is prepared.

                        (3) Ford shall consider, in its sole discretion, all reasonable suggestions made by Associates to Ford regarding the draft provided under Section 2.2(f)(1) of this Agreement not later than five (5) days before the date Ford intends to file the applicable Consolidated Return with the Service.

                   (g) Ford shall make its employees reasonably available, to the extent consistent with Ford's process for preparing a Consolidated Return or a Combined Return, at mutually convenient times during normal business hours to discuss information pertinent to Associates or any Associates Affiliate contained in such Consolidated Return or Combined Return prior to the date on which Ford intends to file such Consolidated Return or Combined Return.

              2.3 Agent. Associates hereby irrevocably designates, and agrees to cause each Associates Affiliate to so designate, Ford as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Ford, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a) of this Agreement. Nothing in this Section 2.3 shall limit the rights of Associates elsewhere under this Agreement.

              2.4 Provision of Tax Return Information. (a) Associates shall provide Ford all documents and information, and make available employees and officers of Associates as Ford reasonably requests to prepare any Tax Return described in Section 2.1(a) of this Agreement. Without limiting the foregoing, in this regard, Associates agrees to provide (1) the information set forth in Appendix A to this Agreement, on or before the dates set forth therein, with respect to the Consolidated Return for 1997, (2) the information set forth in Appendix B to this Agreement, on or before the dates set forth therein, with respect to Combined Returns for 1997, (3) information substantially identical to that set forth in Appendix A to this Agreement with respect to the Consolidated Return for 1998, on or before the date that is 90 days after the Spinoff Date, and (4) information substantially identical to the information set forth in Appendix B to this Agreement with respect to Combined Returns for 1998, on or before the date that is 150 days after the Spinoff Date.

                   (b) In the case of any Tax Return for a Pre-Spinoff Period described in Section 2.1(a) of this Agreement that is filed after the date of this Agreement, Ford shall provide
    Associates access to and allow Associates to copy that portion of each such Tax Return to the extent it relates to Associates or any Associates Affiliate, together with all related Tax accounting work papers, not later than thirty (30) days after the date of filing of such Tax Return.

                      In the case of any Tax Return in Ford's
    possession that was filed before the date of this Agreement, including those relating to periods ending before January 1, 1990, Ford shall use reasonable efforts to provide Associates access to and allow Associates to copy that portion of each such Tax Return to the extent that it relates to Associates or any Associates Affiliate, together with all related Tax accounting work papers, as soon as reasonably practicable after the date of this Agreement, but in no event later than the later of fifteen (15) days after the Spinoff Date or June 30, 1998.

                   (d) After the date of this Agreement, Ford shall afford Associates access to employees of Ford on a mutually convenient basis during normal business hours to the extent such access may reasonably be required by Associates to prepare any Tax Return described in Section 2.1(b) of this Agreement or to contest any Audit of any such Tax Return.

                   (e) Notwithstanding any other provision of this Agreement, no member of the Ford Group shall be required to provide Associates or any Associates Affiliate access to or copies of (1) any information that relates to any member of the Ford Group, (2) any information as to which any member of the Ford Group is entitled to assert the protection of any Privilege, or (3) any information as to which any member of the Ford Group is subject to an obligation to maintain the confidentiality of such information. Ford shall use reasonable efforts to separate any such information from any other information to which Associates is entitled to access or to which Associates is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 2.4(e).

    Section 3.     Tax Sharing

              3.1 Associates Liability for Federal Income Taxes and Non-Federal Combined Taxes. For each Pre-Spinoff Period, Associates shall be liable for and pay to Ford an amount equal to the sum of the Associates Group Federal Income Tax Liability and the Associates Group Combined Tax Liability for such taxable period. With respect to taxable periods ending on or before December 31, 1996, the parties hereby acknowledge and agree that the only amounts that remain to be paid, if any, are Redetermination Amounts under Section
    4.8 of this Agreement.

              3.2 Ford Liability for Foreign Tax Amount. For each Pre-Spinoff Period beginning after December 31, 1995, Ford shall be liable for and pay to Associates an amount equal to the Foreign Tax Amount for such taxable period.

              3.3    Associates Group Federal Income Tax Liability.
    With respect to each Pre-Spinoff Period beginning after December 31, 1995, the Associates Group Federal Income Tax Liability shall be the Associates Group's liability for Federal Income Taxes for such taxable period, as determined on a Pro Forma Associates Group Consolidated Return prepared:
                   (a) on the basis of the Consolidated Return for such period, determined by including only Tax Items of members of the Associates Group which are included in the Consolidated Return;

                   (b)  excluding Creditable Foreign Taxes; and

                      applying the highest marginal corporate Tax rate in effect for such taxable period (or any portion thereof).

              3.4 Associates Group Combined Tax Liability. (a) In General. With respect to any Pre-Spinoff Period beginning after December 31, 1995, the Associates Group Combined Tax Liability shall be the sum for such taxable period of the Associates Group's liability for each Non-Federal Combined Tax as determined on a Pro Forma Associates Group Combined Return.

                   (b)  Pro Forma Associates Group Combined Return.
    For each Pre-Spinoff Period, Ford shall prepare or cause to be prepared a Pro Forma Associates Group Combined Return for each Non-Federal Combined Tax by reference to:

                        (1)  the taxable income (or loss) of those
    members of the Associates Group which are included in the Combined Return for such Tax for such taxable period determined:

                             (I)  in the case of those members of
    the Associates Group which are included in the Consolidated Return for such taxable period, from the Pro Forma Associates Group
    Consolidated Return for such taxable period; or

                             (ii)  in the case of those members of
    the Associates Group which are not included in the Consolidated Return for such taxable period, in a manner consistent with Section 3.3(a) of this Agreement;

                        (2)  net operating loss carryforwards (but
    not carry backs) of such entities;

                        (3)  material adjustments of such entities
    necessary to reflect the laws of the applicable jurisdiction (e.g., if applicable, to exclude "Subpart F income" and "gross-up");

                        (4)  apportionment factors determined by
    taking into account only such entities; and

                        (5)  the highest marginal corporate Tax rate
    in effect for such Tax for such taxable period (or portion thereof).

                      Additional Operating Rules. The following additional provisions shall apply in determining the Associates Group Combined Tax Liability:

                        (1)  Ford shall not pay Associates for, and
    Associates Group Combined Tax Liability shall not be reduced by reason of, any Tax Asset relating to any Non-Federal Combined Tax, including any net operating loss carrybacks or carryovers, not otherwise taken into account under Section 3.4(b) of this Agreement; and

                        (2)  the liability of Associates and the
    Associates Affiliates with respect to unemployment and similar Taxes for which a Combined Return is filed shall be the lesser of (I) the liability for such Taxes of Associates and the Associates Affiliates which are included in the Combined Return determined utilizing the Tax rate applicable to the Combined Return and (ii) the liability for such Taxes of Associates and the Associates Affiliates which are included in the Combined Return determined as if such entities were not and never were part of the Combined Group, but rather were a separate group filing a combined unemployment Tax Return.

              3.5 Computation of Foreign Tax Amounts. (a) In General. With respect to each Pre-Spinoff Period beginning after December 31, 1995, the Foreign Tax Amount shall be the amount of actual Tax savings (adjusted to reflect cumulative savings), if any, realized for such taxable period by the Consolidated Group (taking into account carrybacks and carryforwards to and from such taxable period) with respect to Creditable Foreign Taxes. Determinations under this Section 3.5 shall be made without regard to the alternative minimum tax.

                   (b) Amount. (1) General Rule. The amount of any such Tax savings for a taxable period shall be determined either (I) by comparing (A) the Consolidated Group's foreign tax credit computed by taking into account the Associates Group to (B) the Consolidated Group's foreign tax credit computed without taking into account the Associates Group, or (ii) if a deduction is claimed for Creditable Foreign Taxes, by comparing (A) the Consolidated Group's liability for Federal Income Taxes computed by taking into account such Creditable Foreign Taxes to (B) the Consolidated Group's liability for Federal Income Taxes computed without taking into account such Creditable Foreign Taxes.

                        (2)  Limitations.  In no event shall the
    amount determined under Section 3.5(b)(l)(I) of this Agreement for a taxable period exceed the amount of Creditable Foreign Taxes taken into account during such period. In addition, the amount of Creditable Foreign Taxes taken into account during a taxable period shall be reduced, as Ford determines may be appropriate, to the extent such Creditable Foreign Taxes have been reflected in Ford's consolidated financial statements for periods prior to May 6, 1996.

              3.6 Cooperation. Ford shall make its employees reasonably available to Associates to explain each Pro Forma Associates Group Consolidated Return prepared after the date of this Agreement pursuant to Section 3.3 of this Agreement and each Pro Forma Associates Group Combined Return prepared after the date of this Agreement pursuant to Section 3.4 of this Agreement, and Ford shall consider, in its sole discretion, all reasonable suggestions made by Associates to Ford regarding such Pro Forma Associates Group Consolidated Returns and Pro Forma Associates Group Combined Returns.

    Section 4.     Payment of Taxes and Tax Sharing Amounts

              4.1    Federal Income Taxes.  Ford shall pay to the
    Service all Federal Income Taxes, if any, of any Consolidated Group due and payable for all Pre-Spinoff Periods.

              4.2 Non-Federal Combined Taxes. Ford shall pay to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of any Combined Group due and payable for all Pre-Spinoff Periods.

              4.3    Non-Federal Separate Taxes.  Associates shall pay
    (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, that relate to the Associates Group and any Associates Affiliate.

              4.4 Other Federal Taxes. The parties shall each pay or cause to be paid to the appropriate Tax Authorities all of their respective Federal Taxes (excluding Federal Income Taxes for Pre-Spinoff Periods, which are governed by Section 4.1 of this Agreement), if any.

              4.5 Tax Sharing Installment Payments. (a) Federal Income Taxes. Not later than five (5) business days prior to each Estimated Tax Installment Date with respect to any Pre-Spinoff Period, the parties shall, consistent with past practices, determine under the principles of Section 6655 of the Code the estimated amount of the related installment of the Associates Group Federal Income Tax Liability. Associates shall pay to Ford not later than such Estimated Tax Installment Date the amount thus determined.

                   (b) Non-Federal Combined Taxes. Not later than November 15 of the calendar year following any Pre-Spinoff Period, Ford shall deliver to Associates an estimate of the Associates Group Combined Tax Liability for such period determined by using the previous taxable period's apportionment factors. Associates shall pay to Ford, not later than ten (10) business days after the date of delivery of such estimate, the amount thus determined.

              4.6    Tax Sharing True-up Payments.  (a)  Federal
    Income Taxes. Not later than thirty (30) business days after a Consolidated Return is filed with respect to any Pre-Spinoff Period, Ford shall deliver to Associates a Pro Forma Associates Group Consolidated Return reflecting the Associates Group Federal Income Tax Liability. Not later than five (5) business days after the date of delivery, Associates shall pay to Ford, or Ford shall pay to Associates, as appropriate, an amount equal to the difference, if any, between the Associates Group Federal Income Tax Liability for the taxable Pre-Spinoff Period and the aggregate amount paid by Associates with respect to such period under Section 4.5(a) of this Agreement.

                   (b) Non-Federal Combined Taxes. Not later than November 15 of the calendar year following any Pre-Spinoff Period, Ford shall deliver to Associates a schedule based upon the Pro Forma Associates Group Combined Returns for such Pre-Spinoff Period reflecting the Associates Group Combined Tax Liability for such
Pre-Spinoff Period. Not later than ten (10) business days after the date of delivery, Associates shall pay to Ford, or Ford shall pay to Associates, as appropriate, an amount equal to the difference, if any, between the Associates Group Combined Tax Liability for the Pre-Spinoff Period and the amount paid by Associates with respect to such period under Section 4.5(b) of this Agreement.

              4.7 Payments of Foreign Tax Amounts. Not later than thirty (30) business days after the Consolidated Return is filed for the Consolidated Return Year ending December 31, 1998, Ford shall deliver to Associates a schedule setting forth the Foreign Tax Amount for such taxable period. Not later than five (5) business days after the date the schedule is delivered, Ford shall pay Associates such Foreign Tax Amount.

              4.8    Redetermination Amounts.  (a)  In General.  (1)
    In the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group, as a result of a Final
    Determination or any settlement or compromise with any Tax
    Authority, Associates shall pay Ford or Ford shall pay Associates, as the case may be, a Redetermination Amount for each Tax and taxable period affected by such redetermination.

                        (2)  Provided that Associates complies with
    the covenant described in this Section 4.8(a)(2), the Foreign Tax Amount for a Consolidated Return Year ending December 31, 1996 or December 31, 1997 shall be adjusted only by reason of a redetermination reducing the amount of available Creditable Foreign Taxes (e.g., based upon the non-existence of, or failure to substantiate, such Creditable Foreign Taxes, or because the foreign Tax is not of a type allowable as a credit under the Code). In such case, the Redetermination Amount attributable to such redetermination shall equal the amount of such reduction in Creditable Foreign Taxes plus interest thereon under Section 4.8(b)(3)(I). Associates hereby agrees that it shall use its best efforts to provide Ford with such information and documentation as Ford may reasonably request for the purpose of meeting any applicable burden of proof as to the availability and amount of Creditable Foreign Taxes for the Consolidated Return Years ending December 31, 1996 and December 31, 1997.

                        (3)  In no event shall a Redetermination
    Amount be based upon a redetermination of Creditable Foreign Taxes or Foreign Tax Amount for taxable periods beginning on or before December 31, 1995.

                   (b) Computation. A Redetermination Amount for a Tax for a taxable period shall be the sum of:

                        (1)  for taxable periods beginning after
    December 31, 1995, the difference, if any, between:

                             (I)  the net amount of all amounts
    previously determined under Section 3 of this Agreement for such Tax for such taxable period; and

                             (ii)  the net amount of all amounts
    that would have been determined under Section 3 of this Agreement for such Tax for such taxable period taking such redetermination into account; and

                        (2)  for taxable periods beginning on or
    before December 31, 1995, the sum of the net amounts of (I) the amount obtained by applying the highest marginal corporate Tax rate (taking into account the effect of deductions for state and local taxes) for such Tax for such taxable period to the adjustments of income, gain, loss or deduction of members of the Associates Group for such Tax for such taxable period; and (ii) an amount equal to any increase or decrease in credits of members of the Associates Group, absorbed for such taxable period by members of the Associates Group; and

                        (3)  interest on the amount determined under
    Section 4.8(b)(1) or 4.8(b)(2) of this Agreement (as the case may be), compounded daily,

                             (I)  in the case of a payment by
    Associates, from the last date prescribed for payment (without interest or penalty) of such Tax (under the principles of Section 6601 of the Code or corresponding provisions of the laws of the relevant jurisdiction) for such taxable period until the date that is five (5) days after the day that Ford delivers the schedule described in Section 4.8 of this Agreement, calculated, for a redetermination affecting Federal Income Taxes, at the rate determined under Section 6621(a)(2) of the Code (and under Section 6621 of the Code to the extent applied to the Consolidated Return for such taxable period) and, for a redetermination affecting other Taxes, at the applicable rate, if any, under corresponding provisions of the laws of the relevant jurisdiction, and

                             (ii)  in the case of a payment by Ford,
    from the point at which interest would begin to accrue under the principles of Section 6611 of the Code (or corresponding provisions of the laws of the relevant jurisdiction) until the date that is five (5) days after the day that Ford delivers the schedule described in Section 4.8 of this Agreement, calculated, for a redetermination affecting Federal Income Taxes, at the rate determined under Section 6621(a)(1) of the Code, and, for a redetermination affecting other Taxes, at the applicable rate, if any, under corresponding provisions of the laws of the relevant jurisdiction.

                     (1) Payment. Ford shall deliver to Associates a schedule reflecting the computation of any Redetermination Amount. The inclusion in such schedule of any interest under Section 6621 of the Code shall be deemed to be a representation by Ford that interest at such rate applied to the Consolidated Return for the relevant taxable period. Not later than five (5) days after the date such schedule is delivered, Associates shall pay Ford, or Ford shall pay Associates, as the case may be, such Redetermination Amount.

                         (2)  Cash Deposits.  Associates, in its sole
    discretion, may make a cash deposit to Ford with respect to a particular Tax for a particular taxable period that is the subject of an Audit if (I) Associates contemporaneously specifies in writing to Ford (A) that such cash is a cash deposit described in this
    Section 4.8(c)(2), (B) the Tax and taxable period to which such cash deposit relates, and (ii) the relevant Tax Authority has established a procedure under which interest on a portion of an underpayment may cease to accrue if the taxpayer makes a cash deposit equal to the amount of such portion. If Associates makes a cash deposit under this Section 4.8(c)(2), interest under Section 4.8(b)(3)(I) of this Agreement shall accrue through the later of (I) the date that Ford receives such cash deposit and (ii) the earliest subsequent date as of which, under the procedures established by the relevant Tax Authority, Ford could cause interest to cease to accrue on the underlying deficiency (or portion thereof) by depositing an amount equal to such cash deposit. Interest under Section 4.8(b)(3)(I) of this Agreement shall accrue after such date only upon the excess, if any, of (I) the sum of the amount determined under Section 4.8(b)(1) or 4.8(b)(2) of this Agreement (as the case may be) plus the amount of interest determined under the preceding sentence, over (ii) such cash deposit. Associates hereby acknowledges that nothing in this Agreement shall limit Ford's ability to disclose the existence of a cash deposit to the relevant Tax Authority if Ford elects to make a corresponding deposit with the relevant Tax Authority. Associates shall not be entitled to a return of a cash deposit prior to a Final Determination of the Tax with respect to which it made such deposit. To the extent that the cash deposit exceeds the Redetermination Amount for the applicable Tax and taxable period as reflected in the schedule delivered by Ford under Section 4.8(c)(1) of this Agreement, which schedule shall take account of such cash deposit, Ford shall deliver such excess to Associates not later than five (5) days after the date such schedule is delivered.
              4.9    Payment of Taxes for Post-Spinoff Periods.
    Except as otherwise provided in this Agreement, Ford shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Spinoff Periods for which Ford has filing responsibility under this Agreement. Except as otherwise provided in this Agreement, Associates shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Spinoff Periods for which Associates has filing responsibility under this Agreement.

    Section 5.     Deconsolidation

              5.1 Spinoff Related Items. (a) Restrictions on Certain Post-Distribution Actions. (1) Associates Restrictions. Associates agrees that it will not take or fail to take, or permit any Associates Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information or representation in the Ruling Documents.

                        (2)  Ford Restrictions.  Ford agrees that it
    will not take or fail to take, or permit any Ford Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information or representation in the Ruling Documents.

                   (b)  Liability for Undertaking Certain Actions.
    (1) Associates Liability. Associates and each Associates Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes that are attributable to, or result from, any act or failure to act described in Section 5.1(a)(1) of this Agreement by Associates or any Associates Affiliate. Associates and each Associates Affiliate shall jointly and severally indemnify Ford, each Ford Affiliate and their directors, officers and employees and hold them harmless from and against any such Restructuring Taxes.

                        (2)  Ford Liability.  Ford and each Ford
    Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes that are attributable to, or result from, any act or failure to act described in Section 5.1(a)(2) of this Agreement by Ford or any Ford Affiliate. Ford and each Ford Affiliate shall jointly and severally indemnify Associates, each Associates Affiliate and their directors, officers and employees and hold them harmless from and against any such Restructuring Tax.

                      Information. Ford has provided Associates with copies of the Ruling Documents submitted on or prior to the date hereof, and shall provide Associates with copies of any additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Tax Authority, provided, however, that Ford shall not be required to provide any information to Associates concerning Class B stockholders of Ford as Ford shall reasonably determine.

                   (d) Supplemental Rulings. (1) In General. Ford agrees that at the reasonable request of Associates, Ford shall cooperate with Associates and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the Service or any other Tax Authority for the purpose of confirming (I) the continuing validity of (A) the Initial Private Letter Ruling, (B) any similar ruling issued by any Tax Authority addressing the application of a provision of the laws of another jurisdiction to the Internal Distribution or the Public
    Distribution and/or   any Supplemental Rulings issued previously,
    and (ii) compliance on the part of Associates or an Associates Affiliate with its obligations under Section 5.1(a)(1) of this Agreement. However, Ford shall not be obligated to seek a Supplemental Ruling unless it reasonably believes that the Service or other Tax Authority would issue such a ruling. Further, in no event shall Ford file any Supplemental Ruling unless Associates represents that (1) it has read the request for the Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith (the "Supplemental Ruling Documents") and (2) all information (other than information which is provided by and external expert) and representations, if any, relating to Associates and any Associates Affiliate contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Associates shall reimburse Ford for all reasonable costs and expenses incurred by Ford in obtaining a Supplemental Ruling requested by Associates. Associates hereby agrees that Ford shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only Ford shall apply for a Supplemental Ruling. Associates further agrees that it shall not seek any guidance from the Service or any other Tax Authority concerning the Spinoff except as set forth in this Section 5.1(d).

                        (2)  Participation Rights.  If Ford
    determines to obtain a Supplemental Ruling or other guidance after the date of this Agreement: (I) Ford shall keep Associates informed in a timely manner of all material actions taken or proposed to be taken by Ford in connection therewith; (ii) Ford shall (A) reasonably in advance of the submission of any such Supplemental Ruling Documents, provide Associates with a draft copy thereof, (B) reasonably consider Associates' comments on such draft copy, and provide Associates with a final copy (in each case, omitting only information concerning Class B stockholders of Ford as Ford shall reasonably determine); and (iii) Ford shall provide Associates with notice reasonably in advance of, and Associates shall have the right to attend, any formally scheduled meetings with the Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

                   (e)  Liability of Associates for Certain
    Acquisitions. Associates and each Associates Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes that are attributable to, or result from, the acquisition of stock or assets of Associates or an Associates Affiliate by any person or persons. Associates and each Associates Affiliate shall jointly and severally indemnify Ford, each Ford Affiliate and their directors, officers and employees and hold them harmless from and against any such Restructuring Taxes.

                   (f) Liability for Breach of Representation. Each of Ford and Associates hereby represents that (1) it has read the Ruling Documents submitted on or prior to the date hereof, (2) all information contained in such Ruling Documents that concerns or relates to such party or any affiliate of such party, other than information which is provided by an external expert, is true, correct and complete in all material respects, and (3) except to the extent that such party shall have notified the other party in writing to the contrary and with reasonable specificity prior to the Spinoff Date, all such information that concerns or relates to such party or any affiliate of such party, other than information which is provided by an external expert, is and will be true, correct and complete in all material respects as of the Spinoff Date.
    Associates acknowledges that Ford shall require, prior to the Spinoff, an executed addendum to this Agreement in which Associates will agree that the term "Ruling Documents," whenever used in this Agreement, includes all filings or ruling requests or other materials, appendices and exhibits submitted after the date hereof to the Service or any Tax Authority in connection with the Spinoff and provided by Ford to Associates under Section 5.1 of this Agreement. If any Tax Authority withdraws any portion of a ruling or Supplemental Ruling issued to Ford in connection with the Spinoff because of a breach by Associates or any Associates Affiliate of a representation made in this Section 5.1, Associates and each Associates Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes. In such event, Associates and each Associates Affiliate shall jointly and severally indemnify Ford, each Ford Affiliate and their directors, officers and employees and hold them harmless from and against any Restructuring Taxes. If any Tax Authority withdraws any portion of a ruling or Supplemental Ruling issued to Ford in connection with the Spinoff because of a breach by Ford or any Ford Affiliate of a representation made in this Section 5.1, Ford and each Ford Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes. In such event, Ford and each Ford Affiliate shall jointly and severally indemnify Associates, each Associates Affiliate and their directors, officers and employees and hold them harmless from and against any Restructuring Taxes.

                   (g) Payment. Associates shall make or cause to be made all payments for which it or any Associates Affiliate may be liable under this Section 5.1. Such payments shall be made to Ford or to the appropriate Tax Authority as specified by Ford no later than five (5) days after delivery by Ford to Associates of written notice of a payment by or liability of Ford (or a Ford Affiliate or a director, officer or employee) based on a Final Determination, together with a computation of the amounts due.

              5.2 Carrybacks. Ford agrees to pay to Associates the actual Federal Income Tax benefit received by the Ford Group from the use in any Pre-Spinoff Period (the "Carryback Period") of a carryback of any Tax Asset of the Associates Group from a Post-Spinoff
Period. The Federal Income Tax benefit of a carryback of a Tax Asset shall be considered equal to the lesser of: (a) either
    (1) the increase in the amount Ford would have paid Associates or
    (2) the decrease in the amount Associates would have paid Ford had the amount of such Tax Asset applied to the Carryback Period arisen in such Carryback Period, whichever is greater, or (b) the amount of the reduction in Federal Income Taxes imposed on the Consolidated Group for the Carryback Period resulting solely from the carryback of such Tax Asset. Ford shall pay Associates such Federal Income
    Tax benefit not later than sixty (60) days after Ford realizes the economic benefit of the carryback, including interest calculated pursuant to the principles of Section 4.8(b)(3)(ii) of this Agreement, of such Tax Asset of the Associates Group. If subsequent to the payment by Ford to Associates of the Federal Income Tax benefit of a carryback of a Tax Asset of the Associates Group, there shall be a Final Determination which results (a) in a disallowance or a reduction of the Tax Asset so carried back or (b) a reduction in the amount of such Federal Income Tax benefit, Associates shall repay to Ford, not later than sixty (60) days after such event any amount which would not have been payable to Associates pursuant to this Section 5.2 had the amount of the benefit been determined in light of these events. Associates shall indemnify Ford and hold it harmless from and against any interest, addition to Tax or penalty payable by any member of the Ford Group as a result of any such event. Any such amount shall be paid by Associates to Ford not later than sixty (60) days after the payment by Ford or any member of the Consolidated Group of any such interest, addition to Tax, or penalty. Nothing in this Section 5.2 shall require Ford to file an amended Tax Return or claim for refund of Federal Income Taxes. Nothing in this Agreement is intended to limit the ability of Associates and the Associates Affiliates to implement Tax planning strategies designed to reduce or eliminate any carryback of any Tax Assets of the Associates Group from any Post-Spinoff Period to any Pre-Spinoff Period.

              5.3    Allocation of Tax Items.  All Tax computations
    for (a) any Pre-Spinoff Periods ending on the Spinoff Date, (b) the immediately following taxable period of Associates or an Associates
    Affiliate and   any Straddle Period, shall be made pursuant to the
    principles of Section 1.1502-76(b) of the Treasury regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Ford and taking into account such elections thereunder as Ford, in its sole discretion, shall make.

              5.4 Information for Shareholders. Ford shall provide each shareholder that receives stock of Associates pursuant to the Public Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their Federal Income Tax Returns demonstrating the applicability of Section 355 of the Code to the Public Distribution.

              5.5    Continuing Covenants.  Ford and Associates agree
    (a) not to take, or to cause their respective affiliates to take, any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (b) to take (or cause their respective affiliates to take) any action reasonably requested by the other that would reasonably be expected to result in a Tax benefit or avoid a Tax cost to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

              5.6    Allocation of Tax Assets.  (a)  In General.
    Ford, exercising reasonable judgment, shall determine the allocation of any Tax Assets among Ford, each Ford Affiliate, Associates and each Associates Affiliate that is occasioned by the Spinoff. The parties hereby agree that in the absence of controlling legal authority, Tax Assets shall be allocated to the entity that, in Ford's reasonable judgment, incurred the cost or burden associated with the creation of such Tax Asset. The parties hereby acknowledge that Ford and the Ford Affiliates have incurred the entire cost or burden associated with the creation of all federal and state minimum tax credits and research tax credits, and that all such credits shall be allocated to Ford and the Ford Affiliates. The parties further acknowledge that with the payments pursuant to Section 9 of this Agreement, Ford will have fully reimbursed Associates for all Creditable Foreign Taxes and, accordingly, that no foreign tax credits shall be allocated to Associates or any Associates Affiliate.
                   (b) Reimbursement. If a minimum tax credit, foreign tax credit or research tax credit is allocated under law (including an allocation resulting from a Final Determination) to Associates or any Associates Affiliate, Associates shall pay to Ford the amount of such minimum tax credit, foreign tax credit or research tax credit.

                      Information and Payment. Ford shall deliver to Associates a schedule that sets forth any minimum tax credits, foreign tax credits or research tax credits for which Associates is required to reimburse Ford pursuant to Section 5.6(b) of this Agreement. Associates hereby agrees to pay Ford an amount equal to the amount of such credits within five (5) days after delivery of such schedule.

    Section 6.     Additional Obligations

              6.1 Provision of Information. Associates, shall, and shall cause each Associates Affiliate to, (a) furnish to Ford in a timely manner such information and documents as Ford may reasonably request for purposes of (1) preparing any Tax Return for which Ford has filing responsibility under this Agreement, (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) make its employees available to provide explanations of documents and other materials and such other information as Ford may reasonably request
    in connection with any of the foregoing,   cooperate in any Audit of
    any Consolidated Return or Combined Return, (d) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (e) take such action as Ford may reasonably deem appropriate in connection therewith. Without limiting the generality of the foregoing, Associates hereby agrees that it shall use its reasonable best efforts to provide Ford with such information and documentation as Ford may reasonably request for the purpose of meeting any applicable burden of proof as to the availability and amount of Creditable Foreign Taxes for Pre-Spinoff Periods ending on or before December 31, 1995.

              6.2 Indemnification. (a) Failure to Pay. Ford and each Ford Affiliate shall jointly and severally indemnify Associates, each Associates Affiliate and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Ford, any Ford Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Associates and each Associates Affiliate shall jointly and severally indemnify Ford, each Ford Affiliate and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Associates, any Associates Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

                   (b) Inaccurate or Incomplete Information. Ford and each Ford Affiliate shall jointly and severally indemnify Associates, each Associates Affiliate and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the negligence of Ford or any Ford Affiliate in supplying Associates or any Associates Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Associates and each Associates Affiliate shall jointly and severally indemnify Ford, each Ford Affiliate and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the negligence of Associates or any Associates Affiliate in supplying Ford or any Ford Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

              6.3    Treatment of Payments; After Tax Amounts.  For
    Tax purposes, the parties agree to treat any payments (other than payments of interest pursuant to Section 6.4 of this Agreement and After Tax Amounts) pursuant to this Agreement as relating back to the last taxable period beginning on or before the Spinoff and, accordingly, as not includable in income. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.4 of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.4 of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.
              6.4 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equal to Associates' weighted average interest rate for debt capital for each year, or part thereof, included in the Interest Accrual Period plus 50 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

    Section 7.     Audits

              7.1 In General. (a) Ford shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Ford, any Ford Affiliate, Associates or any Associates Affiliate in any Audit relating to any Tax Return described in Section 2.1(a) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. Ford's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Without limiting the generality of the foregoing, Ford shall contest, in accordance with the remaining provisions of this
    Section 7, any deficiency, claim or adjustment that, if sustained, would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or
    (2) Restructuring Taxes for which Associates could be responsible under this Agreement.

                   (b) Associates shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Associates or any Associates Affiliate in any Audit relating to any Tax Return described in Section 2.1(b) of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.

                      After the Spinoff Date, Ford and Associates shall cooperate in order to transfer to Associates the exclusive right to control, contest and represent the interests of Associates or any Associates Affiliate in any Audit and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit in each case relating to (1) all Tax Returns of Associates and the Associates Affiliates relating to U.S. state and local Income Tax and capital Tax (excluding any Combined Return), (2) all Tax Returns of the Associates Affiliates listed in Appendix C to this Agreement relating to Canadian federal income Tax, large corporations Tax, and GST and to Canadian provincial income Tax, capital Tax, retail sales Tax, property Tax and business Tax, and (3) all Tax Returns of the Associates Affiliates listed in Appendix D to this Agreement relating to Puerto Rican income Tax.

              7.2 Notice. If after the Spinoff Date Ford or any member of the Ford Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in
    (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or (2) any Restructuring Taxes for which Associates could be responsible under this Agreement, Ford shall notify Associates in writing of such deficiency, claim or adjustment within ten (10) days of its receipt. If Associates or any member of the Associates Group receives written notice of or relating to an Audit from a Tax Authority with respect to a Tax Return described in Section 2.1(a) of this Agreement, Associates shall provide a copy of such notice to Ford within ten
    (10) days of receiving such notice of such Audit, but in no case later than thirty (30) days before a response is required to be provided to the relevant Tax Authority.

              7.3 Participation Rights. (a) If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or (2) Restructuring Taxes for which Associates could be responsible under this Agreement:

                        (l) Ford shall keep Associates informed in a timely manner of all material actions taken or proposed to be taken by Ford in connection with such deficiency, claim or adjustment;

                        (2)  in the case of any material
    correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment, Ford shall (I) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide Associates with a draft copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment, (ii) reasonably consider, subject to applicable time constraints imposed by such Tax Authority or judicial authority, Associates' comments on such draft copy of such correspondence or filing, and (iii) provide Associates with a final copy of the portion of such correspondence or filing that relates solely to such deficiency, claim or adjustment; and

                        (3)  Ford shall provide Associates with
    notice reasonably in advance of, and Associates shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) scheduled at least 24 hours in advance or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment.

                   (b) If Ford is reasonably satisfied that it will not adversely affect the exercise of any of Ford's rights described in Section 7.1(a) of this Agreement, Ford shall accept any suggestions made by Associates with respect to the resolution or settlement of, or agreement to, any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Audit that, if sustained, would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or (2) any Restructuring Taxes (to which Section 7.8 of this Agreement does not apply) for which Associates could be responsible under this Agreement.

                      At Ford's reasonable request, Associates shall assume responsibility for (1) presenting the merits with respect to
    (I) any deficiency, claim or adjustment that, if sustained, would result in a Redetermination Amount resulting from a redetermination of a Tax Item of a member of the Associates Group, or (ii) subject to Section 7.6 of this Agreement, any affirmative claim relating to a Tax Item of a member of the Associates Group, or (2) resolving, settling or agreeing to any such deficiency, claim or adjustment. Any such request by Ford shall be subject to Associates' continued compliance with the conditions of Section 7.4 of this Agreement and to such other conditions as Ford reasonably determines to be appropriate to preserve Ford's rights described in Section 7.1(a) of this Agreement.

              7.4 Limitations. (a) In General. Ford shall have no obligation to contest, or to continue to contest, any deficiency, claim or adjustment and Associates shall have no rights to participate under Section 7.3 of this Agreement unless:

                        (1)  within thirty (30) days of a reasonable
    request by Ford, Associates shall deliver to Ford a written opinion from a law firm, which opinion and law firm are reasonably satisfactory to Ford, to the effect that there is a reasonable basis (within the meaning of ABA Opinion No. 85-352) for contesting such deficiency, claim or adjustment;

                        (2) Associates shall have agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

                        (3) Associates shall have agreed to pay, and shall be currently paying, all reasonable out of pocket costs and expenses incurred by Ford and any Ford Affiliate to contest such deficiency, claim or assessment including reasonable outside attorney's, accountants' and investigatory fees and disbursements;

                        (4)  Associates shall have advanced to Ford,
    on an interest-free basis (and with no additional net after-tax cost to Ford), the amount of Tax in controversy (but not in excess of the amounts actually expended by Ford) to the extent necessary for the contest to proceed in the forum selected by Ford, in its sole discretion;

                        (5)  Associates shall have provided to Ford
    all documents and information, and to have made available employees and officers of Associates, as may be necessary, useful or reasonably required by Ford in contesting such deficiency, claim or adjustment; and

                        (6) the contest of such deficiency, claim or adjustment shall involve no material danger of the sale, forfeiture or loss of, or the creation of any lien on, any asset of Ford or any Ford Affiliate (except if Associates shall have adequately bonded such lien or otherwise made provision to protect the interests of Ford or such Ford Affiliate in a manner reasonably satisfactory to
    Ford).

                   (b) Settlement. Ford may, in its sole discretion, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Audit of any Tax Return described in Section 2.1(a) of this Agreement notwithstanding that such resolution, settlement or agreement would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or
    (2) any Restructuring Taxes (to which Section 7.8 of this Agreement does not apply) for which Associates could be responsible under this
    Agreement:

                        (1)  provided Associates has been afforded a
    reasonable opportunity to have the merits of such deficiency, claim or adjustment presented to the relevant Tax Authority and provided further, that Ford shall contest, or continue to contest such deficiency, claim or adjustment to the highest administrative level to which Ford is otherwise pursuing a contest with respect to another deficiency, claim or adjustment relating to such Tax for such taxable period; and

                        (2)  unless, within thirty (30) days of a
    reasonable request by Ford, Associates shall deliver to Ford a written opinion from a law firm, which opinion and law firm are reasonably acceptable to Ford, to the effect that Associates' position with respect to such deficiency, claim or adjustment is supported by substantial authority.

                      Appeals. Ford shall have no obligation to appeal a determination of any Tax Authority that, if sustained, would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or (2) any Restructuring Taxes (to which Section 7.8 of this Agreement does not apply) for which Associates could be responsible under this Agreement, in any judicial forum unless within sixty (60) days of a request by Ford, Associates shall deliver to Ford a written opinion from a law firm, which opinion and law firm are reasonably satisfactory to Ford, to the effect that it is more likely than not that such determination will be reversed or substantially modified upon appeal in a manner favorable to Associates. In no event shall Ford have any obligation to appeal to or seek review by the Supreme Court of the United States.

                   (d) Waiver. Notwithstanding any other provision of this Section 7.4, Ford may resolve, settle, or agree to any deficiency, claim or adjustment for any taxable period that, if sustained, would result in (1) a Redetermination Amount resulting solely from a redetermination of a Tax Item of a member of the Associates Group or (2) any Restructuring Taxes for which Associates could be responsible under this Agreement if Ford notifies Associates in writing that it waives the payment by Associates for such taxable period of any amount that would not be payable by Associates under this Agreement but for such deficiency, claim or adjustment (but not including amounts described in Section 7.4(a)(3) of this Agreement that relate to the conduct to date of the contest). In such event, Ford shall promptly reimburse Associates for all amounts previously advanced by Associates to Ford in connection with such deficiency, claim or adjustment under Section 7.4(a)(4) of this Agreement. No waiver by Ford under this Section 7.4(d) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one taxable period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

              7.5 Failure to Notify, Etc. The failure of Ford promptly to notify Associates of any matter relating to a particular Tax for a taxable period or to take any action specified in Section
    7.3 of this Agreement shall not relieve Associates of any liability and/or obligation which it may have to Ford or any Ford Affiliate under this Agreement with respect to such Tax for such taxable period except to the extent that Associates' rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve Associates of any other liability and/or obligation which it may have to Ford or any Ford Affiliate.

              7.6 Affirmative Claims. (a) In General. Subject to the principles of Sections 6.1, 7.3 and 7.4 of this Agreement, Ford shall assert any affirmative claim relating to a Tax Item of a member of the Associates Group to the relevant Tax Authority provided that (1) Associates agrees in advance to provide full compensation to Ford for any cost or detriment to Ford or a Ford Affiliate that would result from successfully asserting such claim, and (2) Associates reasonably requests that such claim be asserted within the applicable time period set forth in Section 7.6(b) or
    7.6 of this Agreement. Ford may, in its sole discretion, assert any affirmative claim that does not satisfy the foregoing conditions or that is not described in Section 7.6(b) or 7.6 of this Agreement.

                   (b) Consolidated Return Years. Associates shall request that Ford assert any affirmative claims for Consolidated Return Years ending on or after December 31, 1989 and ending on or before December 31, 1994 no later than June 30, 1998, but in no event shall Associates be required to provide such claims earlier than ninety (90) days after the date Associates shall have been provided access to the Consolidated Returns for such Consolidated Return Years. Associates shall request that Ford assert any affirmative claims for subsequent Consolidated Return Years no later than the date that is one hundred eighty (180) days after the date on which Ford delivers written notice to Associates that an examination of the Consolidated Return for the applicable Consolidated Return Year is to begin.

                      Combined Returns. Associates shall request that Ford assert any affirmative claims for a Pre-Spinoff Period for which a Combined Return has been filed no later than the date that is one hundred eighty (180) days (but subject to applicable time constraints imposed by the Tax Authority) after the date on which Ford delivers written notice to Associates (which notice shall be provided as soon as is reasonably practicable after the Spinoff
    Date) that an examination of the Combined Return for the applicable Pre-Spinoff Period has begun or is to begin, provided that either
    (I) such examination has begun no earlier than January 1, 1998 or
    (ii) in the case of a Combined Return for which an examination began earlier than January 1, 1998, provided Ford is reasonably satisfied that such assertion will not adversely affect the exercise of any of Ford's rights described in Section 7.1(a) of this Agreement.

              7.7 Remedies. Associates hereby agrees that Associate's sole and exclusive remedy for a breach by Ford of Ford's obligations to Associates with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of a member of the Associates Group for a taxable period shall be a reduction in the amount that would otherwise be payable by Associates for such taxable period or an increase in amount that would otherwise be payable by Ford for such taxable period, in either case because of the breach. Associates further agrees that no claim against Ford and no defense to Associates' liabilities to Ford under this Agreement shall arise from the resolution by Ford of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of Ford or a Ford Affiliate.

              7.8 Restructuring Taxes. Notwithstanding Sections 7.1(a), 7.3 and 7.4 of this Agreement, if (a) a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Restructuring Taxes for which Associates could be responsible under this Agreement, and (b) Associates acknowledges in writing to Ford that, as between Associates and Ford, Associates and each Associates Affiliate shall be responsible for one hundred percent (100%) of any such Restructuring Taxes that are determined pursuant to a Final Determination, then (1) Ford shall take all actions requested by Associates to contest such deficiency, claim or adjustment, including administrative and judicial proceedings; (2) Associates shall have the right to fully participate with respect to such deficiency, claim or adjustment and related proceedings and Ford shall accept all reasonable suggestions by Associates in connection with the management and substance of such proceedings, and (3) in no event shall Ford settle or compromise any such deficiency, claim or adjustment without the written consent of Associates.

              7.9 Effective Date. Except as otherwise provided in this Section 7, the provisions of this Section 7 (other than the first two sentences of Section 7.1(a) of this Agreement and Section 7.1(b) of this Agreement) shall not apply (a) in the case of Audits relating to a Consolidated Return, before the Spinoff Date, and (b) in the case of Audits relating to a Combined Return, before the date that is sixty (60) days after the Spinoff Date.


    Section 8.     Dispute Resolution

              8.1 Initial Notice of Disagreement. (a) The party (the "Indemnifying Party") receiving a schedule or other notice regarding a payment required pursuant to this Agreement (such as a Redetermination Amount, or After Tax Amount) shall have thirty (30) days from the delivery of such schedule or other notice to register its disagreement with all or a portion of such payment (each such disagreement a "Disputed Item").

                   (b) The Indemnifying Party shall register its disagreement by delivering to the other party (the "Indemnified Party") within such thirty (30) day period a written notice (an "Initial Notice of Disagreement") that (1) specifically enumerates each Disputed Item, (2) describes the grounds for the Indemnifying Party's disagreement with each Disputed Item, and (3) states the amount in dispute (or a good faith estimate thereof) with respect to each Disputed Item.

                      The failure of the Indemnifying Party within the thirty (30) day period described in Section 8.1(b) to deliver an Initial Notice of Disagreement, that satisfies the requirements of
    Section 8.1(b), with respect to all or a portion of the payment described in Section 8.1(a) shall be deemed to constitute (1) an acceptance and acknowledgment by such party of its liability for such payment or portion thereof and (2) a waiver by such party of its right to a Determination by an Independent Third Party pursuant to Section 8.5 of this Agreement with respect to such payment or portion thereof.

              8.2 Negotiation. During the sixty (60) day period immediately following delivery of an Initial Notice of Disagreement, the Indemnifying Party and the Indemnified Party shall in good faith attempt to resolve their disagreements over each Disputed Item enumerated in the Initial Notice of Disagreement.

              8.3 Final Notice of Disagreement. (a) The Indemnifying Party shall have seventy (70) days from the delivery of an Initial Notice of Disagreement to register its continued disagreement with any Disputed Item and to elect to seek a Determination by an Independent Third Party with respect to such Disputed Item pursuant to Section 8.5 of this Agreement. The Indemnifying Party shall do so by delivering to the Indemnified Party within such seventy (70) day period a written notice (a "Final Notice of Disagreement") that (1) specifically enumerates each Disputed Item with respect to which it elects to seek a Determination by an Independent Third Party, (2) describes the grounds for the Indemnifying Party's continued disagreement with each such Disputed Item, and (3) states the amount in dispute (or a good faith estimate thereof) with respect to each such Disputed Item.

                   (b) The failure of the Indemnifying Party within the seventy (70) day period described in Section 8.3(a) to deliver a Final Notice of Disagreement, that satisfies the requirements of
    Section 8.3(a), with respect to all or a portion of the payment described in Section 8.1 shall be deemed to constitute (1) an acceptance and acknowledgment by such party of its liability for such payment or portion thereof and (2) a waiver by such party of its right to a Determination by an Independent Third Party pursuant to Section 8.5 of this Agreement with respect to such Disputed Item.

                      Any dispute, controversy, or claim relating to or arising out of a Disputed Item contained in a Notice of Final Disagreement shall be finally settled by arbitration before an Independent Third Party pursuant to the provisions of this Section 8.

              8.4 Selection of Independent Third Party. If the Indemnifying Party delivers a Final Notice of Disagreement to the Indemnified Party, the parties shall, within ten (10) days after such delivery, jointly select an Independent Third Party to make a Determination with respect to each Disputed Item enumerated in the Final Notice of Disagreement. If the parties cannot jointly agree on an Independent Third Party to make such Determination within such ten (10) day period, either party may apply to the American Arbitration Association ("AAA") for the sole purpose of having the AAA select an Independent Third Party from a list of no fewer than two (2) and no more than five (5) potential Independent Third Parties which list is acceptable to Skadden, Arps, Slate, Meagher & Flom LLP (on behalf of Ford) and Simpson Thacher & Bartlett (on behalf of Associates). If the two firms fail to approve a list within fifteen (15) days of the application of either party to the AAA, the Independent Third Party shall be selected by the AAA.

              8.5    Determination by Independent Third Party.  (a)
    The Independent Third Party shall determine the appropriate outcome based upon this Agreement (the "Determination") with respect to each Disputed Item. The Independent Third Party shall have ninety (90) days from the date that he or she is selected pursuant to Section
    8.4 of this Agreement in which to make such Determinations, unless the Indemnifying Party and the Indemnified Party mutually agree upon an extension of such period or the Independent Third Party, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. The Indemnifying Party and the Indemnified Party shall provide the Independent Third Party with such information or documentation as the Independent Third Party deems in its discretion to be necessary for it to make the Determinations requested of it. Any Determination by the Independent Third Party (as well as any allocation of costs and expenses pursuant to Section 8.5(b) of this Agreement) shall be in writing, shall be delivered to the Indemnifying Party and the Indemnified Party, and shall be final and binding upon them and enforced as an arbitration award under the United States Arbitration Act, 9 U.S.C. Sections 1-16. The parties explicitly waive any right to seek any judicial review of the substance of the Determination of the Independent Third Party. The Independent Third Party shall be entitled to use, at the sole cost and expense of the Indemnifying
    Party and the Indemnified Party, whatever resources it deems necessary, including accounting and technical services. Any proceedings relating to the Determination shall take place in New
    York City.

                   (b)  The Indemnifying Party and the Indemnified
    Party shall be jointly and severally liable to the Independent Third Party for all costs and expenses associated with retaining the Independent Third Party. As between themselves, except as otherwise provided in this Section 8.5(b), the Indemnifying Party and the Indemnified Party shall share equally the costs and expenses associated with retaining an Independent Third Party. Where a Determination with respect to a Disputed Item is not less than eighty percent (80%) of the amount claimed to be due from the Indemnifying Party, the Independent Third Party may, in its discretion, allocate to the Indemnifying Party more than fifty percent (50%) of the costs and expenses associated with such Determination. Where a Determination with respect to a Disputed
    Item is less than fifty percent (50%) of the amount claimed to be due from the Indemnifying Party, the Independent Third Party may, in its discretion, allocate to the Indemnified Party more than fifty percent (50%) of the costs and expenses associated with such Determination.

    Section 9.     Pre-Spinoff Payments

              9.1 Pre-Spinoff Payments. (a) Associates shall pay Ford $80 million on or before the day immediately preceding the Spinoff Date in full settlement of all claims for the amounts arising under the last sentence of Section 3.5(b)(2) of this Agreement. In consideration for such payment, Ford irrevocably waives any remaining claims that it may have against Associates or any Associates Affiliate with respect to the subject matter of the foregoing provision (i.e., any deferred tax item), without regard to whether the claim arises under the express provisions of any agreement or otherwise under law or equity.

                   (b) Ford shall pay Associates $57.6 million on or before the day immediately preceding the Spinoff Date in full settlement of all claims with respect to the Foreign Tax Amounts for the 1996 and 1997 taxable periods. In consideration for such payment, except as provided in Section 4.8 of this Agreement, each of Ford and Associates irrevocably waive any remaining rights that it may have against the other with respect to any Foreign Tax Amount for the 1996 or 1997 taxable period, without regard to whether such claim arises under the express provisions of any agreement or otherwise under law or equity. Nothing in this Section 9.1(b) shall limit Ford's obligation under Section 5.2 of this Agreement to pay Associates with respect to a carryback of any Tax Asset of the Associates Group from a Post-Spinoff Period. Nothing in this
    Section 9.1(b) shall limit Associates' obligation under Section 5.6 of this Agreement to pay Ford with respect to any foreign tax credits allocated to Associates or any Associates Affiliate.

                      The payment obligations of Ford and Associates under this Section 9.1 shall be satisfied by Associates making a net payment to Ford in the amount of $22.4 million on or before the day immediately preceding the Spinoff Date.

    Section 10.    Miscellaneous

              10.1 Effectiveness. This Agreement shall become effective upon execution by both parties hereto.

              10.2 Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person, (2) sent by facsimile, (3) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested, or (4) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below.

              If to Ford or any Ford Affiliate, to:

                   Ford Motor Company
                   Henry Ford II World Center
                   The American Road
                   Dearborn, Michigan  48121
                   Facsimile:  (313) 248-7450
                   Attention:  Dennis E. Ross
                   Vice President-Chief Tax Officer

              If to Associates or any Associates Affiliate to:

                   Associates First Capital Corporation
                   250 Carpenter Freeway
                   Irving, Texas  75062
                   Mailing Address:
                   P.O. Box 660237
                   Dallas, Texas  75266-0237
                   Facsimile:  (972) 652-4111
                   Attention: General Counsel

    A copy of any notice, request, instruction or other document to be given to Ford shall also be (1) delivered in person, (2) sent by facsimile, (3) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested, or (4) delivered to Federal Express or similar service for overnight delivery to the persons set forth below:

                   Matthew A. Rosen
                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Facsimile:  (212) 735-2001

                   Clifford R. Gross
                   Skadden, Arps, Slate, Meagher & Flom LLP
                   1440 New York Avenue, N.W.
                   Washington, D.C.  20005
                   Facsimile:  (202) 393-5760

    A copy of any notice, request, instruction or other document to be given to Associates shall also be (1) delivered in person, (2) sent by facsimile, (3) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested, or (4) delivered to Federal Express or similar service for overnight delivery to the person set forth below:



                   Steven C. Todrys
                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York  10017
                   Facsimile:  (212) 455-2502

    Any party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document (or any copy thereof) is to be delivered.

              10.3 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

              10.4 Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by the party to which it was furnished,
    (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this
    Section 10.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

              10.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

              10.6 Affiliates. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any of such party's affiliates; provided, however, that (a) if an Associates Affiliate ceases to be an Associates Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Associates Group to the shareholders of Associates then Ford shall, upon request, execute a release of such Associates Affiliate from its obligations under this Agreement upon such transfer provided that such Associates Affiliate shall have executed a release of any rights it may have against Ford or any Ford Affiliate by reason of this Agreement, and (b) if a Ford Affiliate ceases to be a Ford Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Ford Group to the shareholders of Ford then Associates shall, upon request, execute a release of such Ford Affiliate from its obligations under this Agreement upon such transfer provided that such Ford Affiliate shall have executed a release of any rights it may have against Associates or any Associates Affiliate by reason of this Agreement.

              10.7 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

              10.8 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and amends and restates all prior Tax sharing agreements between Ford or any Ford Affiliate and Associates and such prior tax sharing agreements shall have no further force and effect.

              10.9 Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

              10.10    Governing Law.  This Agreement shall be
    governed by and construed in accordance with laws of the State of New York without giving effect to laws and principles relating to conflicts of law.

              10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

              10.12    Severability.  If any term, provision,
    covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

              10.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of Ford, the Ford Affiliates, Associates and the Associates Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

              10.14 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

              10.15 Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

              10.16 Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

              10.17 Agreement as to Jurisdiction. Each of the parties hereto irrevocably agrees that the United States District Court for the Southern District of New York has exclusive and sole jurisdiction of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and consents to the same. In the event that the United States District Court for the Southern District of New York determines an absence of Federal jurisdiction, each of the parties hereto irrevocably agrees that the Supreme Court of the State of New York, County of New York has exclusive and sole jurisdiction of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and consents to the same. Each of the parties separately agree not to commence any action, suit or proceeding relating thereto except in such courts. With respect to any matters to which it has submitted to jurisdiction as set forth in the preceding sentences, each of the parties further agrees to waive all objections to such proceedings they may have based on inadequate service of process providing that service of any process, summons, notice or document is hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 10.2 of this Agreement. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything else to the contrary contained in this Section 10.17, any dispute, controversy, or claim relating to or arising out of a Disputed Item shall be settled by the Independent Third Party pursuant to the provisions of Section 8 of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                   FORD MOTOR COMPANY
                   on behalf of itself and its affiliates

                   By

                   Name:  Dennis E. Ross
                   Title:  Vice President - Chief Tax Officer


                   ASSOCIATES FIRST CAPITAL CORPORATION
                   on behalf of itself and its affiliates

                   By

                   Name:  Roy A. Guthrie
                   Title:  Senior Executive Vice President and
                                 Chief Financial Officer